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                         [DOCUMENT SCIENCES LETTERHEAD]

                                                                   EXHIBIT 10.29


December 11, 1998

Robert Pryor
1648 Orchard Wood Road
Encinitas, CA  92024

Bob,

As a result of the restructuring of our work force, your employment with Document Sciences Corporation ("the Company") will be terminated as of December 11, 1998. The purpose of this letter is to explain the basic severance program and set forth the terms and conditions for receiving an enhanced severance package.

All employees laid off as a result of the restructuring are entitled to a basic severance package. In order to receive the enhanced package, you will need to sign this letter agreement.

Your basic severance package will consist of (a) a lump-sum payment representing your normal salary through December 31, 1998, (b) continuation of health insurance through December 31, 1998, (c) a lump-sum bonus payment in the amount of $25,000, minus all applicable state and federal withholdings, and (d) outplacement services made available to you through December 31, 1998. If you decide not to accept the remaining terms of this letter, then this pay, benefits and the outplacement services outlined above will be the only severance you will receive from the Company. In this event, your COBRA eligibility date under the Company's health plan will be January 1, 1999.

If you are willing to agree to the terms and conditions set forth below, you will also receive the following enhanced severance package:

1. SALARY CONTINUATION. Beginning January 1, 1999, you will receive guaranteed continuation of your regular salary, on the normal payroll cycle, for a period of six (6) months. If you have not found full-time, non-temporary employment with an established company by the end of the guarantee period, you will receive continuing salary on a month-by-month basis not to exceed an additional six (6) months. Under no circumstances will the salary continuation period extend beyond 12 months.

2. BENEFITS. During the salary continuation period, you will be permitted to continue your participation in the Company's group health benefits at the regular employee premium rate based on your benefit elections in force at the time of your termination. As a non-active employee effective January 1, 1999, you are not eligible to participate in any other benefit





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    programs available to the Company's employees, including but not limited to the 401(k) Plan, the Employee Stock Purchase Plan and paid time off. If you choose to elect to receive the benefits as outlined in this enhanced severance package, your COBRA eligibility date will occur at the completion of your salary continuation period, which may be as early as July 1, 1999 or as late as January 1, 2000.

3. OUTPLACEMENT SERVICES. The Company will provide you with a six-month Executive Outplacement Package through Lee Hecht Harrison (LHH) at no cost to you. Upon signing this Agreement, you may contact Corliss Carroll at LHH's La Jolla Village office at (619) 622-3406 to schedule an appointment and begin these services.

In order to receive the enhanced severance package, you agree to release Document Sciences Corporation, its stockholders, subsidiaries, affiliated companies and all successors, assigns, predecessors, and their agents, officers, attorneys, directors, employees and representatives from any and all claims or lawsuits including, for example, claims for unpaid compensation, claims arising under state or federal equal employment laws, the Age Discrimination in Employment Act, the Americans With Disabilities Act, wrongful discharge claims, tort claims and contract claims) arising from or attributable to the Company's employment of you, your termination or any other matter or event occurring prior to the date of termination. By agreeing to this release, you do not waive any rights you may have to pursue unemployment benefits. You should realize that this release waives any and all rights under California Civil Code Section 1542 or any analogous state or federal law and therefore extends to all claims of every nature, known or unknown, suspected or unsuspected, that you may have against the Company as of the date of this Agreement, and that by signing this Agreement you will be precluded from filing a claim or lawsuit against the Company for these reasons. Section 1542 of the California Civil Code reads as follows:

        "Certain claims not affected by general release. A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release which if known to him must have materially affected his settlement with the debtor."

By this letter, we are advising you to consult with an attorney prior to executing this Agreement and entering into a release. You should discuss all aspects of this Agreement with an attorney, if you so desire, and you should carefully read and understand all of the provisions of this Agreement before signing it.

In addition to the aforementioned items, you and the Company further agree to the following:

1. You will receive a Letter of Reference prepared and signed by the President & CEO (Exhibit A).

2. Upon the regular Company-mandated announcement of its change in executive staff, wording will be included to state that you have "left the Company to pursue other interests." The Company agrees to incorporate this wording at your request.


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3.  You may retain the use of your Company-issued laptop computer for a period of one week for the purpose of removing any material of a personal nature. The laptop must be returned to Bill Dowler by no later than Friday, December 18, 1998.

4. Both parties agree to comply with the Company's policy regarding confidentiality and proprietary information. You hereby agree to uphold the highest standards of confidentiality, and you agree not to remove any materials of a proprietary nature from the Company without the expressed written authorization of the President & CEO.

You are being given a copy of this letter on December 11, 1998. You will have until December 22, 1998 to consider this letter agreement and whether to sign it. If it is your decision to sign this agreement, please do so where indicated below and return it to Bill Dowler so that it is received no later than December 23, 1998.

Best Regards,

/s/ Charles R. Harris

Charles R. Harris
President & CEO
Document Sciences Corporation


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                         [DOCUMENT SCIENCES LETTERHEAD]



                         Exhibit A - Letter of Reference

The following represents the Letter of Reference that will be drafted on Robert Pryor's behalf at his future request. The actual letter will contain specific information as provided by Robert to identify the potential employer, will be drafted on official Company letterhead and will be executed by the President & CEO.


RE: LETTER OF REFERENCE FOR ROBERT PRYOR

To whom it may concern,

In December of 1998, Document Sciences Corporation executed a restructuring plan which necessitated a significant reduction in workforce and available resources worldwide. As a result, Bob Pryor subsequently decided it was an appropriate time for him to leave Document Sciences and pursue other interests.

In his tenure at Document Sciences, Bob led the worldwide marketing function during a difficult period of transition for the company. Bob exhibited executive leadership in building a highly motivated marketing organization, and helped the executive team bring focus to our target markets. The model that Bob developed to help the company analyze its business and customers became the basis for internally re-focusing the entire company on core target markets.

During the restructuring period, Bob's background as a technology sector executive, his analytical skills and his experience in operations made him a valuable member of the executive team, especially during the re-focusing and planning effort. In addition, he exhibited the skills, decisiveness and business acumen that would make him an ideal candidate for a general management position.

If you would like to contact me to further discuss Bob's skills and qualifications, you can reach me at (619) 643-5202.

Sincerely,




Charles R. Harris
President and CEO
Document Sciences Corporation



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                         ACCEPTANCE OF LETTER AGREEMENT


I have read the above letter agreement and have decided to accept the enhanced severance packaged outlined therein. I understand that in exchange for receiving the enhanced severance package, I will be bound by the release on Page Two of this letter agreement and will be waiving any rights I may have to bring any legal action against Document Sciences Corporation and others.


/s/ ROBERT J. PRYOR                         December 18,1998
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Signature                                         Date


Robert J. Pryor
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Printed Name

Accepted with changes noted on page 1 (RJP)